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CONSULTING AGREEMENT

    This Consulting Agreement ("Agreement") is made as of            , 2001, by and between InterDent, Inc., a Delaware corporation ("Company"), and Steven R. Matzkin, D. D. S. ("Consultant").

    In consideration of the premises and mutual covenants herein contained, the parties hereby agree as follows:

    1.  Treatment of Stock Options.

    The parties expressly acknowledge that the Services (defined below) provided during the course of this Agreement shall be deemed to constitute uninterrupted "Continuous Service" by Consultant under the Company's 2000 Key Executive Stock Incentive Plan, "Eligible Employee" as defined in the Dental Care Alliance, Inc. 1997 Executive Incentive Compensation Plan and to constitute the necessary consulting arrangement under the Company's 1999 Stock Incentive Plan and any other Company stock option plans pursuant to which Consultant has been granted options as of the date hereof ("Options"), such that all such Options shall remain in full force and effect in accordance with their respective terms, as amended.

    2.  Services.  Consultant agrees to provide strategic counseling, advice and other consulting services (the "Services") to the Company from time to time as requested by the Company. Consultant shall not be required to provide any Services which require more than three (3) hours per month of Consultant's time and such Services shall not require any travel by Consultant, unless otherwise agreed to in writing by the parties.

    3.  Term and Termination.  This Agreement shall continue until May 23, 2010.

    4.  Payment for Services; Expenses; Equipment; Overhead Account.

      4.1 Fees.  As full compensation for the Services, the Company agrees to the treatment of the stock options set forth in Section 1 of this Agreement. No other compensations shall be due or payable to Consultant under this Agreement.

      4.2 Expenses.  Consultant is responsible for paying all ordinary and necessary expenses arising from Consultant's performance of the Services. Consultant shall furnish, at Consultant's sole expense, any equipment and materials used to perform the Services.

    5.  Independent Contractor.  It is understood and agreed that Consultant shall perform the Services as an independent contractor and consultant. Consultant shall not be deemed to be an employee of the Company. Consultant shall not be entitled to any benefits provided by the Company to its employees, and the Company will make no deductions from any of the payments due to Consultant hereunder for state or federal tax purposes. Consultant agrees that Consultant shall be personally responsible for any and all taxes and other payments due on payments received by him from the Company hereunder.

    6.  Representations and Warranties of Consultant.

      6.1 Original Development.

        (a) Consultant represents and warrants that (i) during the Company's retention of Consultant, Consultant will not disclose to the Company, or use, or induce the Company to use, any confidential, proprietary or trade secret information of others and (ii) no confidential, proprietary or trade secret information belonging to any prior employers or clients has been or will be used in connection with rendering any of the Services hereunder.

      6.2 Other Agreements.  Consultant represents and warrants that Consultant's signing of this Agreement and the performance of Consultant's Services hereunder is not and will not be in violation of any other contract, agreement or understanding to which Consultant is a party or by which Consultant is bound. Consultant hereby represents and warrants that it has the power and authority to enter into this Agreement and grant the rights granted herein. Consultant represents and warrants that it will comply with all applicable laws, rules and regulations in the performance of its obligations hereunder.

    7.  Confidential Information.

      7.1 Confidentiality.  In connection with this Agreement, the Company may disclose to Consultant certain information (i) that is marked or otherwise identified, orally or in writing, as confidential or proprietary information of the Company ("Confidential Information") prior to, upon or promptly after receipt by Consultant; or (ii) which Consultant should recognize from the circumstances surrounding the disclosure to be Confidential Information. Consultant (x) shall hold all Confidential Information in confidence and will use such information only for the purposes of fulfilling Consultant's obligations hereunder and for no other purpose, and (y) shall not disclose, provide, disseminate or otherwise make available any Confidential Information of the Company to any third party, in either case without the express written permission of the Company. "Confidential Information" shall include, without limitation, any proprietary information, technical data, trade secrets or know-how, including, but not limited to software source and object code, customer data, customer credit information, research, product plans, products, services, customer lists and customers (including, but not limited to, those parties which Consultant becomes acquainted with during the term of this Agreement), inventions, processes, formulas, technology or other business information disclosed either directly or indirectly in writing, orally or by drawings.

      7.2 Scope.  The foregoing obligations in Section 7.1 shall not apply to (a) use or disclosure of any information pursuant to the exercise of Consultant's rights under this Agreement; (b) information that is or becomes generally known or available by publication, commercial use or otherwise through no fault of Consultant; (c) information that is known by Consultant prior to the time of disclosure as evidenced by Consultant's written records and is not subject to restriction; (d) information that is independently developed or learned by Consultant other than pursuant to this Agreement as evidenced by Consultant's written records; (e) information that is lawfully obtained from a third party who has the right to make such disclosure without restriction; or (f) any disclosure required by applicable law, provided that Consultant shall use reasonable efforts to give advance notice to and cooperate with the Company in connection with any efforts to prevent such disclosure.

      7.3 Third Party Information.  Consultant recognizes that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes. Consultant agrees that Consultant owes the Company and such third parties, during the term of this Agreement and thereafter, a duty to hold all such confidential and proprietary information in the strictest confidence and not to disclose it to any person, firm, or corporation (except as necessary in carrying out Consultant's work for the Company in a manner consistent with the Company's agreement with such third party) or to use it for the benefit of anyone other than for the Company or such third party (consistent with the Company's agreement with such third party) without the express written authorization of the Company.

    8.  Ownership.  All work performed hereunder, and all materials developed or prepared for the Company by Consultant including, without limitation, all designs, copyrightable works, ideas, inventions, technology and other creations (collectively, "Creations"), are Confidential Information and the sole property of the Company. Consultant hereby irrevocably assigns and agrees to assign to Customer, without additional consideration, all right, title and interest in and to all Creations, whether currently existing or created or developed later, effective immediately upon the inception, conception, creation or development thereof.

    9.  Return of Company Property.  On termination of this Agreement, or at any time the Company so requests, Consultant will deliver immediately to the Company all property belonging to the Company and all material containing or constituting Confidential Information, including any copies in my possession or control, whether prepared by Consultant or by others.

    10. Governing Law.  This contract will be governed by and construed in accordance with the laws of the State of California, without giving effect to its conflicts of laws rules.

    11. Severability.  If any provision of this Agreement is determined to be invalid, illegal or unenforceable, the validity or enforceability of the other provisions shall not be affected.

    12. Assignment.  Consultant shall not assign, sell, transfer, delegate or otherwise dispose of, whether voluntarily or involuntarily, or by operation of law, any rights or obligations under this Agreement. Any purported assignment, transfer, or delegation by Consultant shall be null and void.

    13. Notices.  All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the party to be notified at the address as set forth below or at such other address as such party may designate by ten (10) days advance written notice to the other parties hereto.

      If to Company:

      InterDent, Inc.
      222 North Sepulveda Blvd., Suite 740
      El Segundo, CA 90245
      Attn: President
      Facsimile Number: (310) 765-2456

      If to Consultant:

      Steven Matzkin
      c/o Mon Acquisition Corp.
      One South School Avenue, Suite 1000
      Sarasota, FL 34237
      Facsimile Number: (305) 579-0717

    14. General.  Failure to enforce any provision of this Agreement shall not constitute a waiver of any term hereof. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

[Signature pages follow]

    IN WITNESS WHEREOF, the parties have executed this Consulting Agreement as of the day and year set forth above.

Company: INTERDENT, INC. By: /s/ NORMAN R. HUFFAKER Name: NORMAN R. HUFFAKER Title: CFO
Consultant: /s/ STEVEN R. MATZKIN, D.D.S. STEVEN R. MATZKIN, D.D.S.

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CONSULTING AGREEMENT